Exhibit (p)(6)(ii)

THORNBURG INVESTMENT MANAGEMENT

POLICY ON PERSONAL SECURITIES TRANSACTIONS

Policy Objectives

Honesty and integrity are hallmarks of Thornburg Investment Management, Inc. (the “Firm”). The Firm has a fiduciary obligation to its Investment Clients, and the Firm seeks the highest standards of ethics and conduct in all of its business relationships.

This Policy has been adopted by the Firm with the objectives of promoting honesty and integrity, preventing wrongdoing, and preventing any Supervised Person, in connection with the direct or indirect purchase or sale by the person of Securities held or proposed to be purchased by any Investment Company Client, from: (1) employing any device, scheme or artifice to defraud any Investment Company Client; (2) making any untrue statement of material fact to any Investment Company Client or omitting to state a material fact necessary in order to make the statements made to any Investment Company Client, in light of the circumstances under which they are made, not misleading; (3) engaging in any act, practice or course of business that operated or would act as a fraud or deceit on any Investment Company Client; or (4) to engaging in any manipulative practice with respect to any Investment Company Client.

This Policy is intended to constitute (i) provisions requiring certain persons to report, and the Firm to review, personal securities transactions and holdings, as described in paragraph (3) of Rule 204A-1 under the Investment Advisers Act of 1940, and (ii) a policy on personal investment activities of certain personnel of the Firm as required by Rule 17j-1 under the Investment Company Act of 1940.

This policy together with the separately adopted Code of Business Conduct and Ethics, is intended to comprise the Investment Adviser’s code of ethics described in Rule 204A-1 under the Investment Advisers Act of 1940

Please see the Glossary of Terms for definitions of terms used in this Policy.

Prior Authorization For All Securities Transactions

For all personal Securities transactions the Firm requires its Access Persons to obtain prior authorization, utilizing the Request for Prior Clearance of Security Transactions form. The Access Person will obtain prior authorization from the Chief Compliance Officer or other compliance officer designated by the Chief Compliance Officer. If the Chief Compliance Officer is seeking prior authorization for a trade the officer will obtain prior authorization from the President of the Firm.

As an internal policy the Firm requires all Access Persons to obtain prior authorization for sales of investment company shares. In addition, documentation proving that the shares have been held for more than 30 days must be attached to the Request for Prior Clearance of Security

Transactions form. If the shares have not been held for 30 days or more the procedures in the “Prohibition of Certain Transactions” section below must be followed.

The Firm exempts the following transactions from prior authorization requirements.

•	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

•	Purchases or sales through an Automatic Investment Plan.

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

•	Purchases or sales of shares issued by unit investment trusts.

•	Purchases or sales which are non-volitional on the part of the Access Person.

•	Purchases or sales of shares issued by exchange traded funds that are based on any broad-based securities index.

Prohibition of Certain Transactions

The Firm prohibits the following transactions:

•	The purchase or sale by Access Persons of any Securities, including specifically (but not limited to) Securities distributed in an Initial Public Offering (IPO) or in a Limited Offering, unless prior authorization has been granted.

•	The purchase or sale by Access Persons of Securities on the Restricted List, unless the Chief Compliance Officer issues a written waiver because (1) either the Blue Chip Exemption applies, (2) the Blackout Exemption applies, or (3) the transaction would be very unlikely to affect a highly institutional market or because it is clearly not related economically to Securities purchased, sold or held by Investment Clients.

•	The redemption of any investment company shares within 30 days of purchase. This prohibition can be waived only in exceptional circumstances upon written request to the Chief Compliance Officer, and issuance of a written waiver.

Restricted List

The Firm maintains a Restricted List of Securities. The Chief Compliance Officer or designee shall maintain the Restricted List. The list is available on the Firm’s intranet site: www.gothornburg.com. A Security will be placed on this list when:

1.	The Firm possesses material nonpublic information about or affecting the Security or its issuer.

2.	The Security is currently held or is to be acquired by an Investment Client, is being considered for purchase or sale by an Investment Client, or is being purchased or sold by an Investment Client. A Security “held” or “to be acquired” means any Security which, within the most recent 15 days, (1) is or has been held by an Investment Client, or (2) is being or has been considered for purchase or sale by an Investment Client. A Security is “being considered for purchase or sale” when a recommendation to purchase or sell the security has been communicated by the Firm to the Investment Client or when an Access Person of the Firm seriously considers making the recommendation to the Client or a purchase or sale on the Client’s behalf.

Reporting of Personal Securities Ownership

Statement of Outside Brokerage Activity

Each newly hired or newly designated Supervised Person must file a Statement of Outside Brokerage Activity with the Chief Compliance Officer within 10 days of being hired or designated a Supervised Person. On this statement the Supervised Person must disclose each brokerage account in which they have any Beneficial Ownership. It also must include the brokerage account(s) for any Family Member. It is the responsibility of each Supervised Person to notify each broker, dealer or bank through which the Supervised Person or a Family Member maintains an account so that the broker complies with the Firm’s requests for duplicate confirmations and statements in accordance with this Policy. If new outside brokerage accounts are opened at any time after the filing of the Statement of Outside Brokerage Activity it is the responsibility of the Supervised Person to notify the Compliance Department in writing.

Holdings Reports

•	Newly hired or newly designated Access Persons are required to file an Initial Holdings Report within 10 days of being hired or designated as an Access Person. The Report must be current as of a date not more than 45 days before the individual becomes an Access Person.

•	Access Persons are also required to file an Annual Holdings Report for the previous twelve months ending December 31st within 30 days of the end of the calendar year.

For each Security in which the Access Person has any direct or indirect Beneficial Ownership, including all shares of investment companies held by the Access Person including but not limited to shares within their Thornburg 401K and Thornburg Funds, the Initial Holdings Report and the Annual Holdings Report must include the following information:

•	The title and type of each Security, and as applicable the exchange ticker symbol or CUSIP number, and quantity;

•	The name of each broker, dealer or bank maintaining a brokerage account and the account number assigned to it;

•	The date the Access Person files the report;

•	Reports must also include the information described above for the Access Person’s Family Members.

You may submit copies of brokerage account statements if they contain the necessary information.

Quarterly Transactions Reports

•	Each Supervised Person must file with the Chief Compliance Officer a Quarterly Transaction Report within 30 days of the end of each calendar quarter.

For each Security in which the Supervised Person has any direct or indirect Beneficial Ownership, including all shares of investment companies held by the Supervised Person including but not limited to shares within their Thornburg 401K and Thornburg Funds, the Quarterly Transaction Report must include the following information:

•	the date of each transaction, the number of shares, the title of the Security;

•	The nature of the transaction that is, a purchase, sale or other type of acquisition or disposition of the Security;

•	The price at which the transaction was effected;

•	The name of each broker, dealer or bank maintaining a brokerage account in which the Access Person had any Beneficial Ownership or effected any transaction during the period;

•	The date the Supervised Person files the report;

•	Reports also must also include the information described above for the Supervised Person’s Family Members;

•	Transactions through Automatic Investment Plans may be omitted from the Quarterly Transaction Report.

You may submit copies of brokerage account statements if they contain the necessary information. If the compliance department already receives duplicate confirmations and statements there is no need to attach it, however, you must ensure that all transactions placed within the designated period appear on those duplicate confirmations and statements.

Reporting Exemptions

The Firm exempts the following transactions from the reporting requirements.

•	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

Administration and Enforcement of the Policy

The Chief Compliance Officer will designate a compliance officer of the Firm to serve as the filing and review officer. The officer will be responsible for:

•	Maintaining current and previous lists of all Supervised Persons.

•	Maintain a record of the filing and review officers in such a manner that the individuals serving as filing and review officer can be identified for any period of time.

•	Providing Supervised Persons with the forms necessary for filing required reports.

•	Maintain Holdings and Transactions Reports and Statements of Outside Brokerage Activity filed, including all backup documentation.

•	Maintain a schedule of report filing dates. This schedule will reflect any case in which a Supervised Person has not timely filed a report and the date any reminders were sent out. If a report is not filed within the required time the filing and review officer will advise the Chief Compliance Officer.

•	Maintaining copies the current and previous Restricted Lists.

•	Maintain Request for Prior Clearance for Securities Transactions forms.

•	Maintain records of waivers, including backup documentation of any waivers issued.

•	Review and monitor the personal Securities transactions and trading patterns of Supervised Persons. The Chief Compliance Officer will review the personal Securities transactions of the filing and review officer.

•	Report to the Chief Compliance Officer any violations.

•	The filing and review officer will request duplicate confirmations of all personal Securities transactions and periodic statements for all Securities accounts from brokers, dealers and banks maintaining accounts for Supervised Persons and their Family Members.

•	Maintain records of requests for duplicate brokerage confirmations and account statements, and files of duplicate brokerage confirmation and account statements.

See “Books and Records,” below for the periods of time records are to be retained.

Certification

Each newly hired Supervised Person of the Firm will be provided a copy of this Policy. Each such individual must certify in writing within 30 days that they have received a copy of this Policy, read and understand all provisions of this Policy, and agree to comply with the applicable terms of this Policy. The Firm will provide its Supervised Persons with any amendments to the Policy and will require all such individuals to certify in writing that that have received, read and understand the amendments. Each year the Chief Compliance Officer will conduct an annual meeting with Supervised Persons to review the Policy. The Firm also requires that its Supervised Persons annually certify that they have read, understood and complied with the Policy, that they have made all of the reports required by the Policy and have not engaged in any prohibited conduct.

Reporting Violations and Other Matters

The Chief Compliance Officer shall periodically report to the President any waivers granted with respect to the prohibition of redemptions of Investment Company Client shares within 30 days of purchase. The Chief Compliance Officer also shall periodically report to the Trustees of Thornburg Investment Trust any such waivers with respect to redemptions of the Trust’s shares.

The Chief Compliance Officer shall report to the Trustees of Thornburg Investment Trust at least annually. The report shall (i) describe any issues arising under this Policy since the last report, including but not limited to, any material violations of this Policy and any sanctions imposed, and (ii) certify that the Firm has procedures reasonably necessary to prevent Supervised Persons from violating this Policy.

All Supervised Persons are required to promptly report any actual, apparent or suspected violations of the Policy to the Chief Compliance Officer. If the Chief Compliance Officer or another compliance officer is not available the individual should report the violation to their immediate supervisor who is then responsible for reporting it to the Chief Compliance Officer. All reports will be treated confidentially to the extent permitted by law and investigated promptly.

Sanctions

Upon discovering a violation of this Policy, the Firm may impose such sanctions as it deems appropriate, including, but not limited to, a letter of censure, suspension or termination of the violator’s employment.

Coordination With Thornburg Investment Trust Policy on Personal Securities Transactions

Thornburg Investment Trust has adopted a Policy on Personal Securities Transactions in accordance with Rule 17j-1 under the Investment Company Act of 1940 (“Trust Policy”). It is the intention and policy of the Firm to coordinate its administration of this Policy with the Trust Policy. Any report filed by a Supervised Person under the Trust Policy, and any waiver obtained by a Supervised Person under the Trust Policy, shall be considered a report or waiver under this Policy.

Similarly, TSC has adopted a Policy on Personal Securities Transactions in accordance with Rule 17j-1 under the Investment Company Act of 1940 (“TSC Policy”). It is the intention and policy of the Firm to coordinate its administration of this Policy with the TSC Policy. Any report filed by a Supervised Person under the TSC Policy, and any waiver obtained by an Supervised Person under the TSC Policy, shall be considered a report or waiver under this Policy.

Books and Records

In its books and records the Compliance Department will retain:

•	A copy of each version of this Policy that has been in effect at any time.

•	A record of any violations of this Policy and any action taken as a result of the violation.

•	Maintain Holdings and Transaction Reports and Statements of Outside Brokerage Activity, including backup documentation.

•	Maintain copies of duplicate brokerage confirmations and account statements.

•	Maintain Request for prior Clearance for Securities Transaction forms, and any backup documentation, and waivers granted.

•	Maintain copies of Restricted Lists.

•	Maintain lists of Supervised Persons.

•	Maintain schedule of report filing dates, reminders, sanctions imposed.

•	Maintain copies of reports to the Chief Compliance Officer, to the Trust, and to Investment Company Clients.

•	A record of persons designated as filing and review officers.

•	Maintain sign in sheet and material distributed to Supervised Persons at the annual review meetings.

•	Retain signed certification forms.

For the first two years these items will be stored in a designated area at the Firm’s principal place of business; after the two year period they may be moved and stored offsite, where the records will be retained as required by law or applicable regulations.

Glossary of Terms

“Access Person” means for purpose of this Policy:

•	Any director, managing director or officer of the Firm.

•	Employees of the Firm who have access to or obtain nonpublic information regarding any Investment Client’s purchase or sale of Securities or nonpublic information regarding the portfolio holdings of any Investment Company Client, or who make, participate in, or are involved in (or whose functions relate to the making of) recommendations with respect to any Investment Client’s purchase or sale of Securities.

•	Directors, officers, general partners or employees of any company in a Control relationship with the Firm who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of Securities by any Investment Company Client, or whose functions relate to the making of any recommendations with respect to those purchases or sales.

•	Any natural person who is in a Control relationship with the Firm and who obtains information concerning recommendations made to any Investment Company Client with regard to the purchase or sale of Securities by the Investment Company Client.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

“Blue Chip Exemption”: Transactions by an Access Person involving Securities on the Restricted List are prohibited unless the following conditions are met:

(1)	the Firm (for all of its Investment Clients) does not have a total transaction volume greater than 1% of the Security’s 15 day average trading volume; and

(2)	the issuer has a market capitalization greater than $2 billion; and

(3)	the proposed transaction involves less that $50,000 of the issuer’s Securities; and

(4)	the individual proposing the transaction verifies to the Chief Compliance Officer that conditions (1) and (2) have been met.

For purposes of this definition, “total transaction volume” means the total volume of shares purchased or sold by Investment Clients over the preceding seven days and all currently known transactions involving Investment Clients over the ensuring seven days.

“Blackout Exemption”: If approval for the proposed transaction is not granted because it does not meet the conditions of the Clue Chip exemption, approval may still be granted if:

(1)	there has not been a transaction in the opposite direction of the proposed transaction by the Firm for an Investment Client within the previous 7 days; and

(2)	there are no pending trades for the Security; and

(3)	the Firm does not expect the Security to be purchased or sold for an Investment Client within the next 7 days in the same direction as the proposed transaction.

“Chief Compliance Officer” means the Firm’s chief compliance officer.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with the company. See Section 2(a)(9) under the Investment Company Act of 1940.

“Family Member” means any individual who is a member of an Supervised Person’s immediate family or other person, who lives in the Supervised Person’s household.

“Fund” means any series of Thornburg Investment Trust.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

“Investment Client” means (1) any Investment Company or series thereof or any component of such series for which the Firm is an investment adviser or investment subadviser; or (2) any private accounts owned by any person for which the Firm is an investment adviser or investment sub-adviser.

“Investment Company” means a company registered as such under the Investment Company Act of 1940.

“Investment Company Client” means an Investment Company (or any series or portion thereof) as to which the Firm is an investment adviser or investment subadviser.

“Limited Offering” means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder.

“President” means the president of the Firm, or in his absence any vice president who is a managing director of the Firm.

“Purchase or sale of a security” includes the writing of an option to purchase or sell a Security.

“Registered Persons” means individuals registered with the NASD as representatives.

“Security” or “Securities” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, and shares in “money market” mutual funds.

“Supervised Person” includes Access Persons and Registered Persons and any director, managing director, officer (or other person occupying a similar status or performing functions similar to any of those persons) and employee, and any other person who provides advice on behalf of the Firm and who is subject to the Firm’s supervision and control.

“Trust” means Thornburg Investment Trust.

“TSC” means Thornburg Securities Corporation.

History: Initial policy adopted February 1, 2005. Revised on March 21, 2005.